Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Mercalot, Inc. on Form S-1 of our report dated August 23, 2024 which includes an explanatory paragraph as to Mercalot, Inc.’s ability to continue as a going concern, relating to our audit of the balance sheet as of June 30, 2024, and the statements of operations, stockholder’s deficit, and cash flows for the period from inception (April 24, 2024) to June 30, 2024.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Houston, Texas

August 27, 2024